EXHIBIT 10.44

April 27, 2022

Brandy Green

Via e-mail

Re: Retention Package

Dear Brandy,

Your contributions have been key to the success of Accuray Incorporated (the “Company”). Accordingly, we are pleased to offer you a retention package in return for your continued service to the Company as an employee through September 1, 2022 (the “Retention Period”) and transition assistance to Company management thereafter, all as described in this letter (this “Letter”). Subject to the terms and conditions set forth herein:

Base Salary and Target Bonus. So long as you remain a Company employee during the Retention Period, your base salary and target bonus percentage shall remain as set forth in the offer letter between you and the Company, dated August 10, 2021.

Cash Bonuses. You will be eligible to receive (a) a cash retention bonus of $50,000, less applicable taxes and withholdings, if you remain at all times an employee in good standing through the filing date of the Company’s Quarterly Report on Form 10-Q with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal quarter ending March 31, 2022, and (b) an additional cash retention bonus of $100,000, less applicable taxes and withholdings, if you remain at all times an employee in good standing through the filing date of the Company’s Annual Report on Form 10-K with the SEC for the fiscal year ending June 30, 2022. Such bonuses will be paid on the Company’s first regularly scheduled payroll date following the applicable filing with the SEC.

Consulting Agreement. If you remain an employee of the Company in good standing through the Retention Period and then decide to resign as an employee of the Company at the end of the Retention Period, then, effective as of September 2, 2022, you will transition from an employee to a consultant of the Company. In connection with such transition, the Company will execute a Consulting Agreement with you under which you will provide transition assistance to the Company through December 31, 2022. As sole consideration for such services, you will receive continued vesting of your then-outstanding Company equity awards through December 31, 2022. The Company’s obligation to engage you as a consultant and enter into such consulting agreement will be subject to you executing and not revoking the Company’s standard separation and release agreement for executives.

Involuntary Termination. Notwithstanding anything herein to the contrary, in the event the Company terminates your employment without Cause (as defined on Exhibit A hereto) prior to September 1, 2022, then subject to you executing and not revoking the Company’s standard separation and release agreement, you will be eligible to receive (a) the cash bonuses set forth under the Section entitled “Cash Bonuses” above (to the extent not already paid to you); (b) your fiscal year 2022 bonus under the Company Bonus Plan based on actual Company performance and paid at the same time as other Company executives (to the extent not already paid to you); and (c) continued vesting of your then-outstanding Company equity awards through September 1, 2022.

Section 409A. This Letter is intended to be interpreted and applied so that the payment of the benefits set forth herein will comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and any rules and regulations promulgated thereunder.

At-Will Employment. As a reminder, except as expressly set forth herein, the terms of your employment with the Company remain unchanged, including any existing agreements. Without limiting the generality of the foregoing, the Company is an “at will” employer and this Letter shall not be deemed to modify your status as an at-will employee. As such, you are free to terminate your employment at any time for any or for no reason. Similarly, the Company is free to terminate your employment at any time for any or for no reason, subject to the Section entitled “Involuntary Termination” above.

Miscellaneous. This Letter shall be governed by the laws of the State of California. This Letter constitutes the complete understanding between you and the Company regarding your retention package described above and supersedes any and all prior written and/or oral agreements or understandings, no matter their form, concerning this subject matter. This Letter may not be modified except by written document, signed by you and the Company.

Please indicate your agreement with and acceptance of the terms and conditions of this Letter by signing and dating where indicated below and returning a copy to me no later than April 26, 2022.

Sincerely,

/s/ Joshua H. Levine

Joshua H. Levine

Chief Executive Officer

Accuray Incorporated

Acknowledged and Agreed

/s/ Brandy Green

Brandy Green

4/26/22

Date

Exhibit A

Cause Definition

As used herein, “Cause” shall mean any of the following conduct: (i) your material breach of this Letter, the employment offer letter between you and the Company, any confidentiality or invention assignment agreement between you and the Company, or of a Company policy or of a law, rule or regulation applicable to the Company or its operations; (ii) your neglect of duties, or failure or refusal to perform the material duties of your position, or your failure to follow the reasonable and lawful instructions of the Company; (iii) any dishonesty, self-dealing, fraud, misconduct, disparagement of the Company or Company employees, or other similar conduct by you that the Company reasonably determines has caused, is causing or reasonably is likely to cause harm to the Company; or (iv) your conviction of or plea of guilty or nolo contendere to any crime (other than a traffic offense that is not punishable by a sentence of incarceration). Termination shall be deemed to be for Cause only if such failure continues after you have been given written notice thereof and fifteen (15) business days thereafter in which to present your position to the Company or to cure the same, unless the Company reasonably determines that the reason(s) for termination are not capable of being cured.